UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 19, 2007

PROLIANCE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13894 (Commission File Number)	34-1807383 (IRS Employer Identification No.)

100 Gando Drive, New Haven, Connecticut (Address of Principal Executive Offices)	06513 (Zip Code)

203.401.6450
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On July 25, 2007 Proliance International, Inc. (the “Company”) issued a press release attached hereto as Exhibit 99.1. Among other things, the press release disclosed sales information with respect to the second quarter of 2007.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit and Guaranty Agreement

Effective as of July 19, 2007, the Company entered into a Credit and Guaranty Agreement (the “Agreement”) by and among the Company and certain domestic subsidiaries of the Company, as guarantors, the lenders party thereto from time to time (collectively, “the Lenders”), Silver Point Finance, LLC (“Silver Point”), as administrative agent for the Lenders, collateral agent and as lead arranger, and Wachovia Capital Finance Corporation (New England) (“Wachovia”), as borrowing base agent.

Pursuant to the Agreement, and upon the terms and subject to the conditions thereof, the Lenders have agreed to extend certain credit facilities (the “Facilities”) to the Company in an aggregate principal amount not to exceed $100 million, consisting of (a) $50 million aggregate principal amount of Tranche A Term Loans, (b) up to $25 million aggregate principal amount of Revolving A Commitments (including a $7.5 million letter of credit subfacility), and (c) up to $25 million aggregate principal amount of Revolving B Commitments. Availability under the Revolving Commitments is determined by reference to a Borrowing Base formula. The Tranche A Term Loans and any Revolving Loans are due and the Commitments terminate on the five-year anniversary of the closing. Subject to customary exceptions and limitations, the Company may elect to borrow at a per annum Base Rate (as defined in the Agreement) plus 375 basis points or a per annum LIBOR Rate (as defined in the Agreement) plus 475 basis points. The proceeds from the borrowings under the Agreement at closing on July 19, 2007 were used to repay all Company indebtedness under the Company’s Amended and Restated Loan and Security Agreement, dated February 28, 2007 (the “Wachovia Agreement”), with Wachovia Capital Finance Corporation (New England), formerly known as Congress Financial Corporation (New England), as agent, and fees and expenses related thereto. The Facilities are available on an ongoing basis for general capital purposes and working capital needs. As with the prior Wachovia Agreement, all borrowings under the new loans are secured by substantially all of the assets of the Company (including a pledge of 65% of the shares of the Company’s Dutch and Mexican subsidiaries). The Agreement provides call protection to the Lenders (subject to certain exceptions) by way of the lesser of a make-whole amount and prepayment premium ranging from 5% to 3% to 1%, respectively, of outstanding loans prepaid over years 2, 3, and 4. Mandatory prepayments in year 1 are subject to such make-whole amount (subject to certain exceptions). Voluntary prepayments of Revolving Loans are first applied to the Revolving A Loans outstanding. While voluntary prepayments of the Tranche A Term Loan are permitted after year 1, resulting Availability must be at least $5 million. The Agreement requires mandatory prepayments of the loans with the proceeds of issuances of debt and equity of the Company or its subsidiaries, as well as an annual 75% excess cash flow sweep (subject to Availability minimums) (in each of the foregoing cases, the proceeds of which are applied first, to the Tranche A Term Loans, second, to the Revolving A Loans and third, to the Revolving B Loans) and in respect of Asset Sales and following the incurrence of debt from the Lenders at its Dutch subsidiary. Generally, mandatory prepayment with proceeds of Inventory or Accounts are applied first to the Revolving A Loans, second, to the Revolving B Loans and third, to the Tranche A Term Loan, and mandatory prepayments with proceeds of other Collateral are applied first, to the Tranche A Term Loans second, to the Revolving A Loans and third, to the Revolving B Loans. Holders of Tranche A Term Loans may waive their mandatory prepayment right, in which case such proceeds will be applied pro rata to the remaining holders of the Tranche A Term Loans.

The Agreement contains customary representations, warranties, affirmative covenants for financing transactions of this nature (including, without limitation, covenants in respect of financial and other reporting and a covenant to hedge interest in respect of up to $25 million principal of the Tranche A Term Loan for up to two years), negative covenants (including limitation on debt, liens, restricted payments, investments, sale-leaseback transactions, fundamental changes (including an annual $10 million limit on Asset Sales), affiliate transactions

(including prohibition on transfers of assets to subsidiaries of the Company that are not guarantors of the Facilities) and events of default (including any pledge of assets of NRF or its subsidiaries or any change of control)).

The Agreement has covenants relating to leverage, capital expenditures, consolidated EBITDA, and the fixed charge coverage ratio. Certain financial covenants are tested on a consolidated basis as well as in respect of the Company's domestic subsidiaries and its Nuevo Laredo Mexican subsidiary and in respect of its European operations on a stand alone basis. The Agreement provides customary tax and other indemnities to the Lenders as well as a guaranty of all obligations of the Company and its subsidiaries that are parties to the credit documents, such guaranty provided jointly and severally by each domestic subsidiary of the Company. The Lenders may freely transfer their interest in the Facilities to certain eligible assignees that generally will be “accredited investors” which extend credit or buy loans as one of their businesses. Lenders may sell participations in their interests in the Facilities.

As a result of the refinancing, the Company will incur one-time debt extinguishment costs of approximately $2 million in the third quarter of 2007.

The Agreement provides the Company with additional funds for working capital needs and reflects the progress the Company has made in obtaining additional liquidity to meet its ongoing working capital needs.

Item 2.05	Costs Associated With Exit or Disposal Activities.

On July 25, 2007, the authorized senior executive officers of the Company committed to a number of actions designed to reduce the Company’s overall costs of doing business. The Company is currently finalizing and acting upon a broad range of strategic actions to right size its operational and administrative structure going forward. These actions should reduce the U.S. salaried workforce by approximately 15% and streamline distribution and manufacturing facilities in North America. In addition, these restructuring charges will include a number of immediate actions to change the Company’s “go-to-market” strategy through its branch operations, which will further reduce branch operating costs while also enhancing the Company’s capability to effectively service its local customers. These actions are expected to increase restructuring costs for 2007 by $3 million to $4 million to between $5 million and $7 million, which includes the previously announced range of $2 million to $3 million. The Company expects to complete the indicated actions by the end of 2007. However, the Company has not yet finalized an estimate, by category, of the types of costs associated with these actions, nor has the Company finalized the amount or range of amounts that will result in future cash expenditures. In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), this information, when available, will be provided in a subsequent filing with the SEC.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit Number	Description
99.1	Press Release, dated July 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.
Date: July 25, 2007	By:	/s/ Arlen F. Henock
	Name:	Arlen F. Henock
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated July 25, 2007.